FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                   FILE NUMBER 333-61413



        SECOND PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Second Prospectus Supplement (the "Second Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus") and the Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus and the First Prospectus Supplement are hereby supplemented to reflect the gifts made by (i) The Board of Trustees of the Leland Stanford, Jr. University to Stanford University in the amount of 2,731 Shares and (ii) Priyaranjan Sinha to (a) Priyaranjan Sinha TTEE The Sinha 1998 Charitable Trust U/A Dtd 9/10/98 in the amount of 31,540 Shares and (b) Neela Shukla & Priyaranjan Sinha TTEE The Shukla 1998 Charitable Trust U/A Dtd 9/10/98 in the amount of 31,540 Shares after the date of the Prospectus and the First Prospectus Supplement. This Second Prospectus Supplement should be read in conjunction with the Prospectus and the First Prospectus Supplement, and is qualified by reference to the Prospectus and the First Prospectus Supplement except to the extent that the information herein contained supersedes the information contained in the Prospectus and the First Prospectus Supplement. Capitalized terms used in this Second Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

        THE DATE OF THIS SECOND PROSPECTUS SUPPLEMENT IS OCTOBER 28, 1998

                              SELLING STOCKHOLDERS

         On September 24, 1998, (i) thirty-one thousand five hundred forty (31,540) of the Shares beneficially owned by Priyaranjan Sinha and reflected in the Prospectus and the First Prospectus Supplement were gifted to Priyaranjan Sinha TTEE The Sinha 1998 Charitable Trust U/A Dtd 9/10/98 and (ii) thirty-one thousand five hundred forty (31,540) of the Shares beneficially owned by Priyaranjan Sinha and reflected in the Prospectus and the First Prospectus Supplement were gifted to Neela Shukla & Priyaranjan Sinha TTEE The Shukla 1998 Charitable Trust U/A Dtd 9/10/98. On October 10, 1998, two thousand seven hundred thirty-one (2,731) of the Shares beneficially owned by The Board of Trustees of the Leland Stanford, Jr. University and reflected in the Prospectus and the First Prospectus Supplement were gifted to Stanford University. The table of Selling Stockholders in the Prospectus and the First Prospectus Supplement are hereby supplemented to include the number of Shares beneficially owned by Stanford University, Priyaranjan Sinha TTEE The Sinha
1998 Charitable Trust U/A Dtd 9/10/98 and Neela Shukla & Priyaranjan Sinha TTEE The Shukla 1998 Charitable Trust U/A Dtd 9/10/98, that may be offered for sale from time to time by the Prospectus, the First Prospectus Supplement and this Second Prospectus Supplement.